Exhibit 10.1

July 8, 2003

Dale Bastian

217 rue du Faubourg Saint Honoré

Paris, France 75008

Dear Dale,

We are very excited about having the opportunity to work with you at WatchGuard. As a company, we thrive on the entrepreneurial spirit and excitement that feeds our continued growth and success in the fast-paced and high-growth network security marketplace. Specifically, we are an industry leader and innovative company that continually strives to create superior network security products and services that are easier to deploy and more cost effective than the competition. As the senior executive of our worldwide sales organization, and an officer of the company (subject to Board of Director approval), you will be responsible for creating and executing a distribution channel and field marketing strategy that continues our strong growth and places WatchGuard at the “top of the class” in the security industry. We believe that you have the skills and ability to accomplish this goal.

We are very pleased to offer you the position of Senior Vice President of Worldwide Sales. In this capacity, you will report directly to me. Your compensation package will include an annual base salary of $200,000.00 payable in increments of $8,333.34 on a semi-monthly basis (less applicable payroll taxes) on the fifteenth and last business day of each month. You will also be eligible for an annual commission program totaling $175,000.00 (commission paid monthly and per our sales payment schedule) upon meeting mutually agreed upon revenue targets. Additionally, you will be eligible to participate in our stock option plan with an award of 225,000 shares, subject to Board of Director approval.

As you know, our corporate offices are located in Seattle, WA near the wonderfully cultural international district and beautiful historic Pioneer Square. The Puget Sound area is a very picturesque, high quality of life, moderate cost of living area with water activities at your doorstep and Mount Rainier a short drive away. Seattle has consistently rated as one of the best cities in which to live!

Based on the need for this key position to be integrated with the Seattle corporate team, and specifically inclusive of the Executive team, our offer is contingent upon the following - your time will be split between our Seattle and San Jose offices, with a minimum of 2-3 days per week in Seattle, including all Board meetings, Executive meetings, etc., and as mutually agreed upon by you and Jim Cady. Further, you will spend up to 50% of your time traveling to various regions out in the field. We are happy to reimburse you for reasonable airfare and accommodations during your remote office visits, as approved by management and as outlined within our company policies.

Dale, we offer a casual atmosphere and a fabulous package of benefits including, but not limited to - a Paid Time Off program offering up to 4 weeks of time away per year, a 401(k) Retirement Plan, an Employee Assistance Program, Medical/Dental/Vision Insurance paid entirely by WatchGuard for you, an Employee Stock Purchase Plan, Short and Long-Term Disability benefits paid entirely by WatchGuard, Commuting/Parking benefits, and several ancillary benefits eligible by region.

Bastian, Dale

July, 2003

As a Company employee, you will be required to sign and abide by Company rules and regulations and sign and comply with a Proprietary Information, Invention, and Non-Competition Agreement (attached hereto). Additionally, you will be expected to sign and comply with all Company policies that are applicable to you, including the Company Policy Regarding Special Trading Procedures, the International Business Activities Policy and the Procedures and Guidelines for Public Disclosures and Communications with Analysts, and any revisions to such policies. You will be a full-time, regular employee, which means that you may not accept employment or consulting assignments of any nature with any other employer or enterprise, without the prior written consent of the Board.

Further, if your employment is terminated without Cause, or you leave voluntarily for Good Reason within twenty-four (24) months of date of hire, you will receive a cash severance payment equal to six (6) months of your Base Salary. The benefits described in this paragraph will be provided to you only if you execute a severance agreement including a release of all claims in a form agreeable to the Company.

Notwithstanding the receipt of any cash severance payment, employment at WatchGuard Technologies, Inc. is at-will and may be terminated by either you or the company at any time for any reason with or without notice. Nothing in this information constitutes an employment contract or a promise of specific treatment under certain circumstances If there is a discrepancy between information in this letter and any official plan documents or contract, the official document will determine how the plans work and benefits are paid.

Please review the attached forms and sign this letter in the designated location indicating your acceptance of the terms outlined within. In addition, please note your official start date with WatchGuard Technologies, Inc. in the space provided below and return the signed Proprietary Information, Invention and Non Competition Agreement before your official start date.

Sincerely,

WATCHGUARD TECHNOLOGIES, INC.

/s/ James Cady
James Cady
President and CEO

Bastian, Dale

July, 2003

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Accepted and agreed to this 10th day of July, 2003 by:

/s/ Dale Bastian
Dale Bastian - signature

Official Start Date:

Enclosures:

Proprietary Information, Invention and Non Competition Agreement

Company Policy Regarding Special Trading Procedures

International Business Activities Policy

Procedures and Guidelines for Public Disclosures and Communications with Analysts

Travel and Entertainment Policy